Exhibit 99.4

LOCK-UP LETTER

June 3, 2013

Barclays Capital Inc.

Morgan Stanley & Co. LLC

c/o	Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Morgan Stanley & Co. LLC

1585 Broadway New

York, NY 10036

Ladies and Gentlemen:

The undersigned understands that Barclays Capital Inc. and Morgan Stanley & Co. LLC (together, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Cherry Hill Mortgage Investment Corporation, a Maryland corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including Barclays Capital Inc. and Morgan Stanley & Co. LLC (the “Underwriters”), of 6,500,000 shares (the “Shares”) of the Common Stock, $0.01 par value per share of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives, on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending one year after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any affiliate of the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, or (b) distributions of shares of Common Stock or any security convertible into Common Stock to limited partners or stockholders of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (a) or (b), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period. In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

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Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

Very truly yours,

/s/ Stanley C. Middleman
33 Galloping Hill Road
Cherry Hill, new Jersey 08003